EXHIBIT 4.3

FORM OF PROMISSORY NOTE

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED PURSUANT TO THE TERMS OF (1) THE DEBT SUBORDINATION AGREEMENT DATED AS OF DECEMBER 3, 2007, AMONG WLR RECOVERY FUND III, L.P., AS SUBORDINATE CREDITOR, MAKER, AS DEBTOR AND GENERAL ELECTRIC CAPITAL CORPORATION, AS AGENT (THE “GE DEBT SUBORDINATION AGREEMENT”), AND (2) THE DEBT SUBORDINATION AGREEMENT DATED AS OF                         , 2007, AMONG WLR RECOVERY FUND III, L.P., WLR IV PARALLEL ESC, L.P. AND WLR RECOVERY FUND IV, L.P., AS SUBORDINATE CREDITORS, MAKER, AS DEBTOR AND THE PURCHASERS NAMED THEREIN (THE “NOTEHOLDER DEBT SUBORDINATION AGREEMENT”), AND PAYEE AND EACH OTHER HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, ACKNOWLEDGES AND AGREES TO SUCH SUBORDINATION.

$	, 2007

FOR VALUE RECEIVED, International Textile Group, Inc., a Delaware corporation (the “Maker”), hereby promises to pay on June 6, 2012 (the “Maturity Date”) to the order of              (the “Payee”), at             , or such other place as the Payee may designate in writing, in lawful money of the United States of America, the principal sum of             , or such lesser amount as may be advanced hereunder, together with interest (calculated on an assumed year of 360 days, for the actual number of days elapsed) from the date hereof on the unpaid principal balance at the rate of 18% per annum. Accrued but unpaid interest on this Note shall be converted to additional principal amounts on the last day of each September and March.

The principal of or interest on this Note may be prepaid in whole or in part at any time and from time to time without premium. This Note shall be paid without deduction by reason of any set-off, defense or counterclaim of the Maker.

The occurrence of any one or more of the following events shall constitute an Event of Default under this Note: (i) the failure to pay principal of or interest on this Note as and when due, which failure continues for 15 days after Payee shall have given Maker written notice of such failure to pay; (ii) the commencement of a proceeding against the Maker for dissolution or liquidation, or the voluntary or involuntary termination or dissolution of the Maker; or (iii) insolvency of, the appointment of a custodian, trustee, liquidator or receiver for any of the property of, an assignment for the benefit of creditors by, or the filing of a petition under any bankruptcy, insolvency or debtor’s relief law, or for any readjustment of indebtedness, composition or extension by or against the Maker.

The Maker agrees that upon an Event of Default under this Note, then all or any part of the unpaid principal balance of and interest on this Note, after written notice to the Maker as set forth above, shall immediately become due and payable; provided however, that upon the occurrence of an Event of Default described in clauses (ii) and (iii) above, the unpaid balance and accrued but unpaid interest shall become due and payable without notice or demand. If an Event of Default occurs, the Maker agrees to pay to the Payee all expenses incurred by said Payee, including reasonable attorneys’ fees, in enforcing and collecting this Note.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED, PURSUANT TO (1) THE DEBT SUBORDINATION AGREEMENT DATED AS OF DECEMBER 3, 2007, AMONG WLR RECOVERY FUND III, L.P., AS SUBORDINATE CREDITOR, MAKER, AS DEBTOR AND GENERAL ELECTRIC CAPITAL CORPORATION, AS AGENT (THE “GE DEBT SUBORDINATION AGREEMENT”), AND (2) THE DEBT SUBORDINATION AGREEMENT DATED AS OF                     , 2007, AMONG WLR RECOVERY FUND III, L.P., WLR IV PARALLEL ESC, L.P. AND WLR RECOVERY FUND IV, L.P., AS SUBORDINATE CREDITORS, MAKER, AS DEBTOR AND THE PURCHASERS NAMED THEREIN (THE “NOTEHOLDER DEBT SUBORDINATION AGREEMENT” AND TOGETHER WITH THE GE DEBT SUBORDINATION AGREEMENT, COLLECTIVELY, THE “SUBORDINATION AGREEMENTS”):

(A) NO CASH PAYMENT OF PRINCIPAL OR INTEREST UNDER THIS NOTE MAY BE MADE BY THE MAKER TO THE PAYEE OR OTHER HOLDER HEREOF, NOR ACCEPTED BY THE PAYEE, OR SUCH OTHER HOLDER, FROM THE MAKER UNLESS SUCH PAYMENT IS EXPRESSLY PERMITTED PURSUANT TO THE SUBORDINATION AGREEMENTS.

(B) THE PAYEE OR SUCH OTHER HOLDER, BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL PROMPTLY PAY OVER AS REQUIRED PURSUANT TO THE SUBORDINATION AGREEMENTS ANY CASH PAYMENTS (WHETHER PRINCIPAL OR INTEREST, OR OTHERWISE) RECEIVED UNDER THIS NOTE IN CONTRAVENTION OF THE FOREGOING CLAUSE (A).

Failure of the Payee hereof to assert any right contained herein will not be deemed to be a waiver thereof.

Notwithstanding any other provision in this Note, the Maker may, and intends to, comply with all United States federal withholding tax and information reporting requirements in respect of payments under this Note that the Maker reasonably believes are applicable under the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, and any amounts so withheld shall be treated as payments on this Note.

In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

The Maker hereby forever waives presentment, presentment for payment, demand, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof, and shall be binding upon the successors and assigns of the Maker and shall inure to the benefit of the successors and assigns of Payee. Time is of the essence in the Maker’s performance of its obligations hereunder.

INTERNATIONAL TEXTILE GROUP, INC.

By:
Name:
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